SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                   AETNA INC.
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


The following article (and summary prepared by Aetna) appeared in the Hartford Courant on September 13, 2000. Aetna made this article available to its employees on its website on that date.

Summary:

Aetna Executive Welcomes Challenge Of Working For ING

In most corporate takeovers, the majority of employees feel at least some anxiety and fear about the future if their company is the one being acquired. But Tom McInerney and most of the managers and workers in Aetna's financial services and international units are actually welcoming being bought out by ING Group. "There is real optimism that this is a good decision," said McInerney, president of Aetna Financial Services. Comfort comes in that the deal is not driven by the need to cut costs -- or heads. McInerney, 44, will lead the new ING unit to be based in Hartford that will focus on employee-sponsored 401(k)-style retirement plans, the mainstay business of Aetna Financial Services.

THE HARTFORD COURANT, 9/13

Full story:


Aetna Executive Welcomes Challenge Of Working For ING
By KENNETH R. GOSSELIN
The Hartford Courant
September 13, 2000


In most corporate takeovers, the majority of employees feel at least some anxiety and fear about the future if their company is the one being acquired.

But Tom McInerney and most of the managers and workers in Aetna's financial services and international units are actually welcoming being bought out by ING Group.

"There is real optimism that this is a good decision," said McInerney, president of Aetna Financial Services.

Comfort comes in that the deal is not driven by the need to cut costs - or heads. But it is more than that: Becoming part of ING will allow the units to shine in a way they never could at Aetna, so engrossed in the troubles of its much larger health care business.

"I think there's a feeling of liberation, that now we'll really be able to show what we're all about," McInerney said at the Hastings Conference Center in Hartford.

McInerney, 44, will lead the new ING unit to be based in Hartford that will focus on employee-sponsored 401(k)-style retirement plans, the mainstay business of Aetna Financial Services. The unit would also combine smaller, similar operations from ING and recently acquired ReliaStar Financial Corp., based in Minneapolis.

ING's purchase of the Aetna units could close as soon as early December, once all regulatory approvals are obtained. The deal will cap a tumultuous year for the 150-year-old Aetna as it sets a course to focus solely on health care.

Already, ING is taking special steps to ensure that Aetna workers are comfortable with their new employer.

Last week, top ING executives from Amsterdam - including ING Chairman Ewald Kist - visited Hartford to meet with employees. The visit was only the second of its kind made in the United States as ING embarked on an acquisition.
(The first was during the ReliaStar acquisition.)

A sense of optimism does not mean Aetna employees aren't asking a lot of questions, including what is to become of their health benefits, now provided by Aetna U.S. Healthcare.

The details have yet to be worked out, McInerney said, but benefits will remain the same through 2001, with a new package expected for 2002.

United Healthcare now provides health coverage for ING employees, but McInerney said, smiling a little, that he's sure Aetna U.S. Healthcare also will be interested.

A man of medium height and lean build, McInerney said he was not in the thick of the negotiations that led to the sale of financial services and international, but was kept up to date on developments.

Now, however, McInerney will be at the forefront of determining how the Aetna units will fit into the overall ING puzzle. He has already made trips to Amsterdam and Atlanta, the headquarters of ING's North and South American operations.

For McInerney, the move to ING will mark a first in his professional life. He has only worked for Aetna since he graduated with honors from Colgate University in 1978 with a bachelor of arts degree in economics.

"I never expected to work for Aetna for 22 years," McInerney said.

A native of Rome, N.Y., and a member of his high school and college golf teams, McInerney first was hired by Aetna as an insurance underwriter for its Syracuse office. His starting salary was just under $12,000 a year. (In 1999, McInerney pulled in a salary of $536,539, plus a bonus of $486,797, according to regulatory filings.)

McInerney landed in Hartford in 1982 after taking a two-year leave of absence to earn an M.B.A. from Dartmouth College. In the 1980s, McInerney held posts with responsibility for mapping corporate strategy, including mergers and acquisitions.

Except for a brief, 11-month stint in the health care operations in Blue Bell, Pa., McInerney has worked in Hartford since his arrival 18 years ago.

He distinguished himself in the 1990s as the head of large-case pensions, managing $46 billion in assets for Fortune 1000 companies. His experience in that business was cited in his appointment as president of Aetna Financial Services in 1997.

Under his leadership, assets under management in the financial services division have risen 75 percent, to $77 billion, as of March 30.

ING is known for its practice of allowing senior managers of acquired companies to continue running their operations as long as profitability targets are met.

Certainly Aetna planned for the future of the financial services and international units, McInerney said, but not to the degree he expects at ING. Financial services and the international business, though consistent high performers, never got the attention given to Aetna's ailing health care business.

In contrast, financial services - banking, insurance and asset management - are what ING is all about, he said.

ING digs in more deeply, requiring detailed, three-year plans annually from its executives. The planning permits senior management in Amsterdam and Atlanta to keep close tabs on the direction that the company is taking, McInerney said.

The planning offers balance to ING's model of local control, allowing a global giant to respond more quickly to changes in markets around the world.

ING offers the all-important access to capital for expansion that, at Aetna, went mostly to the health care business in recent years. The vastness of those resources also dwarfs Aetna.

For example, companywide Aetna plans to spend $200 million in 2000-01 in its technology budget, including on the Internet. By way of contrast, ING plans to spend $2 billion on the Internet alone in the same period.

That's important, McInerney said, because the volume of account inquiries has soared from 250,000 in the first quarter of 1998 to 1.75 million at the end of the second quarter of 2000. In the same period, questions called in to telephone centers were relatively flat.

Another as yet untapped area for the new ING unit's growth is providing financial services to those who have retired. So far, the industry has primarily concentrated on those saving for retirement, McInerney said.

As for the possibility of longer workweeks under ING, McInerney said the intense competition in the marketplace often requires employees to work well beyond 40 hours during the week, and sometimes the weekends.

"I don't expect that to change," he said.

McInerney is an early riser, waking at 5 a.m. to exercise in a home gym at his house in Simsbury. He tries to drop two of his three daughters off at high school before arriving in Hartford at about 7:30 a.m. He often stays until 8 at night.

McInerney said his family is active in sports. Daughters Kelsey, 10, and Meggie, 14, play soccer, and Erin, 15, plays field hockey. It also is not unusual to find McInerney, his wife, Debbie, a former mortgage banker, and their children skiing in Vermont.

In the 1990s, it has gotten more difficult to take time off, given the competitive marketplace, McInerney said.

"It used to be that if you came out with a strong product, you could ride that product before others copied it," McInerney said. "Now you may get three months."

          ***********************************************************

Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.